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                          SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549

                                      Form N-8A

                          NOTIFICATION OF REGISTRATION FILED
                           PURSUANT TO SECTION 8(A) OF THE
                            INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


                          ----------------------------------


NAME:  VALUE LINE HEDGED OPPORTUNITY FUND, INC.

ADDRESS OF PRINCIPAL
BUSINESS OFFICE
(No. and Street, City, State, Zip Code):          220 East 42nd Street
                                                  New York, N.Y.  10017-5891

TELEPHONE NUMBER
(Including Area Code):                            (212) 907-1500

NAME AND ADDRESS OF AGENT
FOR SERVICE OF PROCESS:                           David T. Henigson
                                                  Value Line Hedged
                                                  Opportunity Fund, Inc.
                                                  220 East 42nd Street
                                                  New York, N.Y.  10017-5891


CHECK APPROPRIATE BOX:

     REGISTRANT IS FILING A REGISTRATION STATEMENT PURSUANT TO SECTION 8(b) OF THE INVESTMENT COMPANY ACT OF 1940 CONCURRENTLY WITH FILING OF FORM N-8A.


                    YES     X                     NO


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     PURSUANT TO THE REQUIREMENT OF THE INVESTMENT COMPANY ACT OF 1940, THE
REGISTRANT HAS CAUSED THIS NOTIFICATION OF REGISTRATION TO BE DULY SIGNED ON ITS BEHALF IN THE CITY OF NEW YORK, AND STATE OF NEW YORK, ON THE 5TH DAY OF JANUARY, 1998.


          SIGNATURE:                    VALUE LINE HEDGED
                                        OPPORTUNITY FUNDS, INC.
                                        (Name of Registrant)

                                   By:  /s/ David T. Henigson
                                        ---------------------------
                                            David T. Henigson
                                            President




          ATTEST:


          /s/ Stephen LaRosa
          -----------------------------
          Stephen LaRosa
          Secretary/Treasurer